Exhibit 99.1

[VMC Letterhead]

April 2, 2012

BY FACSIMILE AND E-MAIL

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, North Carolina 27607-3033

Telephone: 919-783-4603

Facsimile: 919-783-4535

Attention:          Roselyn R. Bar, Senior Vice President, General Counsel and Corporate Secretary

Re:       Notice of Nomination

Dear Ms. Bar:

I am writing on behalf of Vulcan Materials Company (“Vulcan”) in relation to Martin Marietta Materials, Inc.’s (“Martin Marietta”) nomination of candidates for Vulcan’s Board of Directors with respect to Vulcan’s 2012 Annual Meeting of Shareholders. We have recently learned about the existence of undisclosed agreements between Martin Marietta and its proposed nominees that raise questions about the relationship between Martin Marietta and such nominees, as well as the qualifications of these nominees under Vulcan’s governing documents.

In particular, we understand from your public filings in the Delaware Court of Chancery that Martin Marietta has previously entered into confidentiality agreements (“Nominee Agreements”) with each of the Martin Marietta nominees, and that each such Martin Marietta nominee has “agree[d] to be bound as a ‘Representative’” of Martin Marietta.  Based on this information, it appears that any such Nominee Agreements should have been disclosed in the Notice of Nomination of Directors, dated January 24, 2012, as amended and restated on January 30, 2012 and as supplemented on February 13, 2012 (the “Notices”) submitted by Martin Marietta, which included each nominee’s signed questionnaire and Representation and Agreement.

These disclosures should have been made by the February 13, 2012 deadline required by Vulcan’s amended and restated bylaws (“Bylaws”).  No such disclosures were made.  In addition and among other things, it appears that the existence of the Nominee Agreements might render false the Martin Marietta Nominees’ representations and warranties contained in the Representation and Agreement that they have executed, and which is also required under Vulcan’s Bylaws.

We note that Martin Marietta not only failed to disclose these agreements to Vulcan per its Bylaws requirements, but also failed to disclose the agreements in the proxy statement filed by Martin Marietta with respect to Vulcan’s annual meeting.  We are also concerned about possible implications with respect to the independence of nominees who have been bound as Martin Marietta's representatives and their ability to discharge fiduciary duties to Vulcan and its shareholders.

Roselyn R. Bar

Senior Vice President, General Counsel and Corporate Secretary

Martin Marietta Materials, Inc.

April 2, 2012

Pursuant to our Bylaws, we request that you immediately provide us with any and all Nominee Agreements as they existed on the dates of each of the Notices (i.e., January 24, 2012, January 30, 2012 and February 13, 2012).  We also ask that you inform us of any other agreements, arrangements or understandings that exist between Martin Marietta and the Martin Marietta Nominees with respect to their selection or possible nomination to Vulcan’s board that have not been disclosed.  This letter is not and should not in any way be deemed to be an admission by Vulcan that the Notices would be valid but for the matters raised herein, or that Martin Marietta has otherwise complied with the applicable provisions of the Bylaws or of applicable law.  Vulcan expressly preserves its right to challenge other defects in the Notices, and does not waive any such right or any related rights.  We specifically reserve our right to make further requests following the delivery of the Nominee Agreements and any other agreements, arrangements or understandings requested above.

Sincerely,

/s/ Robert A. Wason IV

Robert A. Wason IV

Senior Vice President & General Counsel

cc:          Edward D. Herlihy, Esq., Wachtell, Lipton, Rosen & Katz

               Igor Kirman, Esq., Wachtell, Lipton, Rosen & Katz

               Philip R. Lochner, Jr.

               Edward W. Moneypenny

               Karen R. Osar

               V. James Sardo

               J. Keith Matheney

               A. Jay Meyerson

                        c/o McElroy, Deutsch, Mulvaney & Carpenter, LLP

                        1300 Mount Kemble Avenue

                        P.O. Box 2075

                        Morristown, NJ 07962-2075

Attn: Joseph LaSala